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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                             AUGUST 1, 2000

  Heilig-Meyers to Evaluate Strategic Alternatives During Grace Period on Bond
                                Interest Payments

          Will Work with Lazard, Freres on Restructuring Alternatives


          Richmond, Va., -- Heilig-Meyers Company (NYSE:HMY) today announced that it will defer the scheduled August 1, 2000 interest payments on its MacSaver Financial Services 7.60% Unsecured Notes due 2007 and MacSaver Financial Services 7.88% Unsecured Notes due 2003, and the scheduled August 15, 2000 interest payment on its MacSaver Financial Services 7.40% Unsecured Notes
due 2002.    The related Note Indentures provide for 30-day grace periods to make the interest payments, during which the Company will evaluate its strategic alternatives and its short and long-term liquidity needs.

          Heilig-Meyers also announced the engagement of the investment banking firm of Lazard, Freres & Co. LLC to assist in exploring available strategic alternatives with respect to a possible reorganization, restructuring, sale, divestiture program or recapitalization of the Company.

          Heilig-Meyers is the Nation's largest retailer of home furnishings and related items. As of June 30, 2000 the Company operated 873 stores: 813 Heilig-Meyers, 57 as the RoomStore and 3 as Homemakers. Visit the Company's retail web sites at www.heiligmeyers.com and www.roomstore.com.
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